Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2009 Results

Sales of $618.1 million and EPS of $0.63 for the fourth quarter;

Operating earnings increase 38.4% from third-quarter 2009 levels;

Operating cash flow continues to outpace earnings;

Financial services transition continues on track

KENOSHA, Wis.--(BUSINESS WIRE)--February 4, 2010--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users, today announced 2009 financial results for the fourth quarter and full year.

  Sales of $618.1 million in the quarter were up $36.3 million, or 6.2%, sequentially from third-quarter 2009 levels. Fourth-quarter 2009 sales declined 7.4% from 2008 levels; excluding foreign currency translation, organic sales declined 11.1%.
  Gross profit of $284.4 million in the quarter represented 46.0% of sales compared with 44.8% in the 2009 third quarter and 44.9% a year ago.
  Operating earnings before financial services in the 2009 fourth quarter were 11.5% of sales compared with 9.3% in the 2009 third quarter and 13.2% in the strong fourth quarter of a year ago. The fourth quarter operating loss from financial services of $3.8 million was due to the July 2009 termination of the financial services joint venture with CIT Group Inc. In the fourth quarter of 2008, financial services contributed $8.9 million of operating income.
  Operating cash flow of $96.7 million in the quarter increased from $47.8 million last year. For the full year, operating cash flow of $347.1 million in 2009 increased $126.7 million over 2008 levels.
  Net earnings of $36.6 million, or $0.63 per diluted share, for the fourth quarter of 2009 increased $11.2 million, or $0.19 per diluted share, from 2009 third quarter levels. Fourth quarter net earnings declined $22.0 million, or $0.38 per diluted share, from record 2008 earnings levels, with financial services contributing $9.8 million, or $0.17 per diluted share, of the decline.
  Full year sales of $2.36 billion declined 17.2% from 2008 levels; excluding 3.0 percentage points of foreign currency translation, organic sales declined 14.2%. Full year net earnings of $134.2 million, or $2.32 per diluted share, compared to net earnings of $236.7 million, or $4.07 per diluted share, in 2008, with financial services contributing $17.6 million, or $0.30 per diluted share, of the decline.

“We are encouraged by Snap-on’s fourth quarter results and by the financial and strategic headway reflected in our performance,” said Nick Pinchuk, Snap-on Chairman and Chief Executive Officer. “While our overall results were below the record earnings achieved in the strong fourth quarter of 2008, our operations continued their sequential increases in the period. In addition, our financial services transition remains on track as we build our on-book finance portfolio.

“We are further pleased to have achieved a double-digit operating margin for the quarter in this weak economy, providing continuing testimony to the substantial benefits of the Snap-on Value Creation Processes. We also strengthened our positions in our franchise network, in critical industries, in auto repair garage infrastructure, and in emerging markets - arenas that will be critical as the environment improves. Given the significant economic headwinds of 2009, we have registered encouraging progress for both the fourth quarter and the full year. I thank our franchisees and our associates throughout the world for their contributions and commitment that made it all possible.”

Commercial & Industrial Group operating earnings in the fourth quarter increased sequentially by $12.2 million over third-quarter 2009 levels on $36.8 million of higher sales.

Segment sales of $302.2 million in the fourth quarter declined $24.6 million, or 7.5%, from 2008 levels; excluding foreign currency translation organic sales declined $41.9 million, or 12.2%. Continued lower sales in Europe were partially offset by higher sales in emerging growth markets and increased sales of equipment in North America.

Operating earnings of $21.7 million in the quarter declined $17.4 million from 2008 levels primarily due to the lower sales volumes, costs to carry manufacturing capacity in light of lower demand and inventory reduction efforts, and $4.2 million of higher restructuring costs mainly to improve the segment’s cost structure in Europe. These impacts on operating earnings were partially offset by contributions from ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives, benefits from restructuring and other cost reductions (including material costs) and savings from cost containment actions.

Snap-on Tools Group operating earnings in the fourth quarter increased $3.9 million sequentially over third-quarter 2009 levels on $4.6 million of higher sales.

Segment sales of $251.2 million in the quarter declined $1.2 million, or 0.5%, from 2008 levels; excluding $8.5 million of foreign currency translation, organic sales declined 3.7%.

Operating earnings of $33.2 million, or 13.2% of sales, in the quarter, improved from $19.8 million, or 7.8% of sales, last year. The $13.4 million increase in year-over-year operating earnings was primarily due to lower restructuring costs, contributions from ongoing RCI initiatives, benefits from prior restructuring programs, and savings from material cost reductions and other cost containment actions. These improvements were partially offset by the lower level of organic sales.

Diagnostics & Information Group operating earnings in the fourth quarter declined $0.7 million sequentially from third-quarter 2009 levels on $2.9 million of lower sales.

Segment sales of $129.1 million in the quarter declined $23.8 million, or 15.6%, from 2008 levels; excluding $1.9 million of foreign currency translation, organic sales declined 16.6%. The year-over-year sales decrease is primarily due to lower facilitation program, essential tools and electronic parts catalog sales to original equipment manufacturer (OEM) dealerships.

Operating earnings of $30.0 million in the quarter declined from $34.3 million last year primarily due to the lower sales volumes. As a percentage of sales, operating earnings in the quarter improved to 23.2% as compared to 22.4% last year, primarily due to a more favorable sales mix of higher-margin diagnostics and software products and contributions from ongoing RCI and other cost containment initiatives. Operating earnings in the fourth quarter of 2008 included $5.4 million of income from the adjustment of a pre-acquisition contingency acquired with Snap-on Business Solutions.

Financial Services revenue of $6.7 million in the fourth quarter improved sequentially from $6.0 million in the third quarter of 2009, and the fourth-quarter 2009 operating loss of $3.8 million also improved sequentially from an operating loss of $5.3 million in the third quarter of 2009. Financial services revenues of $6.7 million in the quarter declined $13.0 million from 2008 levels.

As previously communicated, on July 16, 2009, Snap-on terminated the financial services operating agreement that it had with CIT Group Inc. (CIT) relating to the parties’ Snap-on Credit LLC (SOC) joint venture. The change from recognizing gains on contracts sold to CIT, to recognizing the interest yield on the on-book finance portfolio, was a primary factor in the fourth quarter operating loss of $3.8 million, as compared to operating income of $8.9 million in the 2008 fourth quarter. Snap-on expects that operating income from financial services, which is before interest expense, will improve as the on-book finance portfolio grows. Snap-on estimates the incremental cash requirements for SOC will approximate $300 million over the next 12 months.

On January 8, 2010, Snap-on filed a notice of arbitration concerning a dispute with CIT relating to various underpayments made during the course of the joint venture, in which Snap-on has alleged damages of approximately $115 million. As a result of the dispute, Snap-on has withheld certain amounts (totaling $81.5 million) from payments made to CIT relating to ongoing business activities. On January 29, 2010, CIT filed its response denying Snap-on’s claim and asserting certain claims against Snap-on for other matters relating to the joint venture. CIT’s claim alleges damages in excess of $110 million, which sum includes return of the $81.5 million withheld by Snap-on. The amount retained by Snap-on is included in other accrued liabilities in Snap-on’s January 2, 2010 consolidated balance sheet. At this early stage, no determination can be made as to the likely outcome of this dispute.

Corporate expenses of $13.7 million in the fourth quarter increased $9.1 million from prior-year levels primarily due to higher stock-based incentive compensation expense and $3.0 million of higher pension expense primarily as a result of declines in pension asset values.

Outlook

Snap-on believes that it will realize further benefits in 2010 from its RCI, sourcing and other cost reduction initiatives, including approximately $25 million of year-over-year savings from its 2009 restructuring activities. Snap-on also anticipates continuing with its planned strategic investments, including expansion in emerging growth markets. Snap-on currently expects to incur approximately $18 million to $22 million of restructuring costs in 2010 primarily to improve the company’s cost structure in Europe. In 2010, Snap-on expects to incur $5 million per quarter of higher pension expense largely due to the amortization of prior-year investment losses related to the company’s U.S. pension plan assets. Capital expenditures in 2010 are anticipated to be in a range of $55 million to $60 million. For 2010, Snap-on anticipates that its effective income tax rate will approximate 33.5%.

In 2010, Snap-on intends to continue aggressively managing the balance between investing and capturing growth opportunities with the need for cost reduction actions beyond those already implemented or planned; the challenges of the current global economy make it difficult to presently predict this balance.

Conference Call and Webcast February 4, 2010, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 4, 2010, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com/sna and click on the link toward the bottom of the page. Additional detail about Snap-on is also available on the Snap-on Web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 3, 2009, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Caution Regarding Forward-Looking Statements” in its fiscal 2009 Quarterly Reports on Form 10-Q, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2009	2008	2009	2008

Net sales	$618.1	$667.8	$2,362.5	$2,853.3
Cost of goods sold	(333.7)	(367.8)	(1,304.9)	(1,568.7)
Gross profit	284.4	300.0	1,057.6	1,284.6
Operating expenses	(213.2)	(211.4)	(824.4)	(933.1)
Operating earnings before financial services	71.2	88.6	233.2	351.5

Financial services revenue	6.7	19.7	58.3	81.4
Financial services expenses	(10.5)	(10.8)	(40.8)	(44.1)
Operating earnings (loss) from financial services	(3.8)	8.9	17.5	37.3

Operating earnings	67.4	97.5	250.7	388.8
Interest expense	(14.7)	(8.7)	(47.7)	(33.8)
Other income (expense) – net	1.3	(0.5)	2.3	2.8
Earnings before income taxes and equity earnings	54.0	88.3	205.3	357.8
Income tax expense	(16.5)	(28.2)	(62.7)	(117.8)
Earnings before equity earnings	37.5	60.1	142.6	240.0
Equity earnings, net of tax	0.6	0.4	1.1	3.6
Net earnings	38.1	60.5	143.7	243.6
Net earnings attributable to noncontrolling interests	(1.5)	(1.9)	(9.5)	(6.9)
Net earnings attributable to Snap-on Inc.	$36.6	$58.6	$134.2	$236.7

Net earnings per share attributable to Snap-on Inc.:
Basic	$0.63	$1.02	$2.33	$4.12
Diluted	0.63	1.01	2.32	4.07

Weighted-average shares outstanding:
Basic	57.7	57.4	57.7	57.5
Effect of dilutive options	0.2	0.6	0.2	0.6
Diluted	57.9	58.0	57.9	58.1

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Fourth Quarter		Full Year
	2009	2008	2009	2008
Net sales:
Commercial & Industrial Group	$302.2	$326.8	$1,083.8	$1,409.3
Snap-on Tools Group	251.2	252.4	998.5	1,104.0
Diagnostics & Information Group	129.1	152.9	530.6	627.8
Segment net sales	682.5	732.1	2,612.9	3,141.1
Intersegment eliminations	(64.4)	(64.3)	(250.4)	(287.8)
Total net sales	$618.1	$667.8	$2,362.5	$2,853.3
Financial Services revenue	6.7	19.7	58.3	81.4
Total revenues	$624.8	$687.5	$2,420.8	$2,934.7

Operating earnings (loss):
Commercial & Industrial Group	$21.7	$39.1	$48.3	$167.3
Snap-on Tools Group	33.2	19.8	110.8	117.7
Diagnostics & Information Group	30.0	34.3	119.4	112.9
Financial Services	(3.8)	8.9	17.5	37.3
Segment operating earnings	81.1	102.1	296.0	435.2
Corporate	(13.7)	(4.6)	(45.3)	(46.4)
Operating earnings	$67.4	$97.5	$250.7	$388.8
Interest expense	(14.7)	(8.7)	(47.7)	(33.8)
Other income (expense) – net	1.3	(0.5)	2.3	2.8
Earnings before income taxes and equity earnings	$54.0	$88.3	$205.3	$357.8

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Fiscal Year End
	2009	2008

Assets
Cash and cash equivalents	$699.4	$115.8
Trade and other accounts receivable – net	414.4	462.2
Contract receivables – net	32.9	22.8
Finance receivables – net	122.3	37.1
Inventories – net	274.7	359.2
Deferred income tax assets	69.5	64.1
Prepaid expenses and other assets	62.9	79.5
Total current assets	1,676.1	1,140.7

Property and equipment – net	347.8	327.8
Deferred income tax assets	88.2	77.2
Long-term contract receivables – net	70.7	38.0
Long-term finance receivables – net	177.9	29.3
Goodwill	814.3	801.8
Other intangibles – net	206.2	218.3
Other assets	66.2	77.2
Total Assets	$3,447.4	$2,710.3

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$164.7	$12.0
Accounts payable	119.8	126.0
Accrued benefits	48.7	41.7
Accrued compensation	64.8	78.3
Franchisee deposits	40.5	46.9
Other accrued liabilities	301.4	242.6
Total current liabilities	739.9	547.5

Long-term debt	902.1	503.4
Deferred income tax liabilities	97.8	95.0
Retiree health care benefits	60.7	57.5
Pension liabilities	255.9	209.1
Other long-term liabilities	85.4	93.3
Total Liabilities	2,141.8	1,505.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.:
Common stock	67.3	67.2
Additional paid-in capital	154.4	155.5
Retained earnings	1,528.9	1,463.7
Accumulated other comprehensive loss	(68.4)	(106.5)
Treasury stock at cost	(392.2)	(393.4)
Total Shareholders' Equity attributable to Snap-on Inc.	1,290.0	1,186.5
Noncontrolling interests	15.6	18.0
Total Shareholders' Equity	1,305.6	1,204.5
Total Liabilities and Shareholders' Equity	$3,447.4	$2,710.3

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2009	2008

Operating activities:
Net earnings	$38.1	$60.5
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.9	11.3
Amortization of other intangibles	6.3	5.7
Provision for losses on finance receivables	3.1	-
Stock-based compensation (income) expense	(1.9)	1.1
Deferred income tax provision (benefit)	(10.2)	23.0
Gain on sale of assets	(0.1)	(0.6)
Changes in operating assets and liabilities, net of effects of acquisition:
(Increase) decrease in trade and other accounts receivable	(16.3)	49.7
(Increase) decrease in contract receivables	(18.3)	(0.6)
(Increase) decrease in inventories	9.9	10.2
(Increase) decrease in prepaid and other assets	30.3	(13.6)
Increase (decrease) in accounts payable	8.3	(42.2)
Increase (decrease) in accruals and other liabilities	34.6	(56.7)
Net cash provided by operating activities	96.7	47.8

Investing activities:
Additions to finance receivables	(118.6)	-
Collections of finance receivables	48.3	-
Capital expenditures	(16.1)	(25.6)
Acquisition of business – net of cash acquired	-	(0.3)
Proceeds from disposal of property and equipment	1.0	2.8
Other	0.3	(3.1)
Net cash used by investing activities	(85.1)	(26.2)

Financing activities:
Net decrease in short-term borrowings	(2.4)	(2.6)
Proceeds from stock purchase and option plans	0.4	0.4
Cash dividends paid	(17.2)	(17.4)
Other	(2.2)	(1.8)
Net cash used by financing activities	(21.4)	(21.4)

Effect of exchange rate changes on cash and cash equivalents	0.2	(2.7)
Decrease in cash and cash equivalents	(9.6)	(2.5)

Cash and cash equivalents at beginning of period	709.0	118.3
Cash and cash equivalents at end of year	$699.4	$115.8

Supplemental cash flow disclosures:
Cash paid for interest	$(1.3)	$(2.0)
Net cash paid for income taxes	(15.3)	(27.3)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Full Year
	2009	2008

Operating activities:
Net earnings	$143.7	$243.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	49.9	47.9
Amortization of other intangibles	24.7	24.1
Provision for losses on finance receivables	6.2	-
Stock-based compensation (income) expense	(3.0)	13.0
Excess tax benefits from stock-based compensation	-	(5.7)
Deferred income tax provision	4.8	46.3
Loss (gain) on sale of assets	0.4	(0.7)
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in trade and other accounts receivable	52.4	32.5
(Increase) decrease in contract receivables	(33.8)	(5.4)
(Increase) decrease in inventories	98.4	(52.3)
(Increase) decrease in prepaid and other assets	14.1	(9.3)
Increase (decrease) in accounts payable	(7.1)	(43.7)
Increase (decrease) in accruals and other liabilities	(3.6)	(69.9)
Net cash provided by operating activities	347.1	220.4

Investing activities:
Additions to finance receivables	(265.5)	-
Collections of finance receivables	82.0	-
Capital expenditures	(64.4)	(73.9)
Acquisitions of businesses – net of cash acquired	(8.1)	(14.1)
Proceeds from disposal of property and equipment	1.3	10.5
Other	13.0	(8.6)
Net cash used by investing activities	(241.7)	(86.1)

Financing activities:
Proceeds from issuance of long-term debt	545.9	-
Net increase (decrease) in short-term borrowings	1.7	(9.9)
Purchase of treasury stock	-	(69.8)
Proceeds from stock purchase and option plans	4.5	41.7
Cash dividends paid	(69.0)	(69.7)
Excess tax benefits from stock-based compensation	-	5.7
Other	(7.5)	(6.4)
Net cash provided (used) by financing activities	475.6	(108.4)

Effect of exchange rate changes on cash and cash equivalents	2.6	(3.1)
Increase in cash and cash equivalents	583.6	22.8

Cash and cash equivalents at beginning of year	115.8	93.0
Cash and cash equivalents at end of year	$699.4	$115.8

Supplemental cash flow disclosures:
Cash paid for interest	$(36.4)	$(32.0)
Net cash paid for income taxes	(55.3)	(79.9)

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2009	2008	2009	2008

Net sales	$618.1	$667.8	$-	$-
Cost of goods sold	(333.7)	(367.8)	-	-
Gross profit	284.4	300.0	-	-
Operating expenses	(213.2)	(211.4)	-	-
Operating earnings before financial services	71.2	88.6	-	-

Financial services revenue	-	-	6.7	19.7
Financial services expenses	-	-	(10.5)	(10.8)
Operating earnings (loss) from financial services	-	-	(3.8)	8.9

Operating earnings (loss)	71.2	88.6	(3.8)	8.9
Interest expense	(14.7)	(8.7)	-	-
Intersegment interest income (expense) – net	2.7	(0.5)	(2.7)	0.5
Other income (expense) – net	1.4	(0.8)	(0.1)	0.3
Earnings (loss) before income taxes and equity earnings	60.6	78.6	(6.6)	9.7
Income tax benefit (expense)	(19.3)	(25.1)	2.8	(3.1)
Earnings (loss) before equity earnings	41.3	53.5	(3.8)	6.6
Financial services – net earnings (loss) attributable to Snap-on Inc.	(3.8)	6.0	-	-
Equity earnings, net of tax	0.6	0.4	-	-
Net earnings (loss)	38.1	59.9	(3.8)	6.6
Net earnings attributable to noncontrolling interests	(1.5)	(1.3)	-	(0.6)
Net earnings (loss) attributable to Snap-on Inc.	$36.6	$58.6	$(3.8)	$6.0

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2009	2008	2009	2008

Net sales	$2,362.5	$2,853.3	$-	$-
Cost of goods sold	(1,304.9)	(1,568.7)	-	-
Gross profit	1,057.6	1,284.6	-	-
Operating expenses	(824.4)	(933.1)	-	-
Operating earnings before financial services	233.2	351.5	-	-

Financial services revenue	-	-	58.3	81.4
Financial services expenses	-	-	(40.8)	(44.1)
Operating earnings from financial services	-	-	17.5	37.3

Operating earnings	233.2	351.5	17.5	37.3
Interest expense	(47.7)	(33.8)	-	-
Intersegment interest income (expense) – net	3.0	(2.3)	(3.0)	2.3
Other income (expense) – net	3.0	2.5	(0.7)	0.3
Earnings before income taxes and equity earnings	191.5	317.9	13.8	39.9
Income tax expense	(60.1)	(104.6)	(2.6)	(13.2)
Earnings before equity earnings	131.4	213.3	11.2	26.7
Financial services – net earnings attributable to Snap-on Inc.	6.9	24.5	-	-
Equity earnings, net of tax	1.1	3.6	-	-
Net earnings	139.4	241.4	11.2	26.7
Net earnings attributable to noncontrolling interests	(5.2)	(4.7)	(4.3)	(2.2)
Net earnings attributable to Snap-on Inc.	$134.2	$236.7	$6.9	$24.5

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Fiscal 2009 Year End
		Financial
	Operations*	Services

Assets
Cash and cash equivalents	$577.1	$122.3
Intersegment receivables	4.8	0.1
Trade and other accounts receivable – net	411.5	2.9
Contract receivables – net	7.4	25.5
Finance receivables – net	-	122.3
Inventories – net	274.7	-
Deferred income tax assets	69.3	0.2
Prepaid expenses and other assets	60.1	2.8
Total current assets	1,404.9	276.1

Property and equipment – net	346.4	1.4
Investment in Financial Services	205.6	-
Deferred income tax assets	73.6	14.6
Long-term contract receivables – net	10.9	59.8
Long-term finance receivables – net	-	177.9
Goodwill	814.3	-
Other intangibles – net	206.2	-
Other assets	65.2	1.0
Total Assets	$3,127.1	$530.8

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$164.7	$-
Accounts payable	119.3	0.5
Intersegment payables	4.2	0.7
Accrued benefits	48.4	0.3
Accrued compensation	61.6	3.2
Franchisee deposits	40.5	-
Other accrued liabilities	215.7	85.7
Total current liabilities	654.4	90.4

Long-term debt and intersegment long-term debt	674.8	227.3
Deferred income tax liabilities	97.8	-
Retiree health care benefits	60.7	-
Pension liabilities	255.9	-
Other long-term liabilities	77.9	7.5
Total Liabilities	1,821.5	325.2

Total Shareholders' Equity attributable to Snap-on Inc.	1,290.0	205.6
Noncontrolling interests	15.6	-
Total Shareholders' Equity	1,305.6	205.6
Total Liabilities and Shareholders' Equity	$3,127.1	$530.8

* Snap-on Incorporated with Financial Services on the equity method.
Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

CONTACT:
Snap-on Incorporated
Investors:
Leslie Kratcoski
262/656-6121
or
Media:
Richard Secor
262/656-5561
www.snapon.com